Exhibit 99.1


CONTACT:
Jeffrey D. Pribor
Chief Financial Officer
General Maritime Corporation
(212) 763-5680


                          GENERAL MARITIME CORPORATION
                         INITIATES CASH DIVIDEND POLICY

                Company to Distribute Quarterly Dividend Based on
                   EBITDA After Interest Expense and Reserves

                    Maintains Significant Financial Strength
                        and Flexibility for Future Growth

New York, New York, January 26, 2005 - General Maritime Corporation (NYSE:
GMR) announced today that its Board of Directors has initiated a cash dividend policy. Under the policy, the Company plans to declare quarterly dividends to shareholders in April, July, October and February of each year based on its EBITDA after interest expense and reserves, as established by the Board of Directors. The Company estimates that if it had adopted this policy as of January 1, 2004, subject to the limitations of the restricted payment covenant in the outstanding bond indenture, the Company would have been able to pay $ 5.42 per share with respect to the nine month period ended September 30, 2004. This equates to an annualized 18% yield based on the closing price of General Maritime's common stock as of January 21, 2005. General Maritime expects to declare the initial quarterly dividend following the announcement of its first quarter 2005 results during the fourth week of April. No dividend will be declared with respect to the fourth quarter of 2004.


Commenting on the dividend policy, General Maritime Corporation's Chairman, Chief Executive Officer and President, Peter C. Georgiopoulos stated, "We are pleased to have implemented a policy which we believe will unlock significant value for shareholders while providing for future growth. The dividend policy provides shareholders with the unique opportunity to directly benefit from General Maritime's significant earnings power as the Company continues to seek to further consolidate the mid-sized tanker industry. Building on our past success, we intend to maintain a disciplined approach to managing General Maritime's capital structure and continue making accretive acquisitions aimed at providing enduring value to the Company and its shareholders."

                  Reserves for Maintenance and Renewal of Fleet
                  ---------------------------------------------

To ensure that General Maritime's capital assets are properly maintained and continuously renewed, the Board of Directors currently intends to establish
reserves for maintenance and renewal capital expenditures.   As defined by
the dividend policy, maintenance capital expenditures would include normal
maintenance and drydocking of existing vessels.   Renewal capital
expenditures would include any vessel acquisitions for the indefinite renewal
of the fleet.   The Board of Directors expects to review the reserves for
maintenance and renewal capital expenditures from time to time and at least annually, taking into account the remaining useful life and asset value of the fleet, among other factors. The Company currently expects that its estimated maintenance and renewal capital expenditure reserve will be $100 million in 2005. This is comprised of approximately $30 million for the provision of normal maintenance and drydocking costs associated with all of the Company's vessels, and approximately $70 million related to fleet renewal.


Jeffrey D. Pribor, General Maritime Corporation's Chief Financial Officer, commented, "The initiation of the dividend policy is the culmination of a comprehensive analysis aimed at distributing cash to shareholders and preserving the Company's ability to both renew and grow its fleet. In addition to the reserves that will be set aside for fleet renewal, the Company's $600 million revolver combined with its 33% net debt to capital ratio as of 12/31/04 provides General Maritime with significant financial flexibility to continue to grow its fleet."

                        Bond Indenture and Other Matters
                        --------------------------------

General Maritime's outstanding bond indenture generally allows the Company to pay dividends and other "restricted payments" up to an amount equal to no less then 50% of the cumulative net income earned since the first quarter of 2003 plus an additional $25 million. General Maritime is currently exploring various options for ensuring its ability to pay dividends as defined by the new dividend policy, and will review available equity and debt financing alternatives from time to time. Any dividends paid will be subject to the consent of the Company's lenders under its existing secured credit facilities and applicable provisions of Marshall Islands law.

                         Estimated Pro-Forma 2004 Payout
                         -------------------------------

The dividend policy is aimed at providing shareholders with the opportunity to benefit from the Company's significant size and earnings power. The Company estimates that if it had adopted this policy as of January 1, 2004, and if the restricted payment covenant in the outstanding bond indenture had not limited the ability to pay dividends, General Maritime would have been able to pay $ 5.42 per share with respect to the nine month period ended September 30, 2004. This equates to an annualized 18% yield based on the closing price of General Maritime's common stock as of January 21, 2005.

The table below details the amounts which management estimates would have been available for the payment of dividends for each of the first three quarters of 2004.


                                                                 Three months ended (4)
                                                ----------------------------------------------------------
                                                March 31, 2004        June 30, 2004     September 30, 2004
                                                ----------------------------------------------------------
                                                      (Dollars in millions, except per share amounts)

EBITDA (1)                                        $   113.7             $   78.0             $   89.1
Interest expense                                       (9.7)                (9.9)                (9.7)
Assumed quarterly  fleet maintenance
and renewal reserve (2)                               (10.9)               (12.4)               (11.8)
Reserve for drydocking                                 (4.0)                (4.0)                (4.0)
                                                  ---------             --------             --------
Available for dividends                           $    89.1             $   51.7             $   63.6
                                                  ---------             --------             --------
Available for Dividends per share (3)             $    2.36            $    1.37            $    1.69

EBITDA Reconciliation
Net Income                                        $    78.3             $   41.7             $   54.6
Net Interest expense                                    9.7                  9.8                  9.7
Depreciation & Amortization                            26.5                 26.5                 24.8
                                                  ---------             --------             --------
EBITDA                                            $   113.7             $   78.0             $   89.1
                                                  ---------             --------             --------

Notes:
------
(1) EBITDA represents net income plus net interest expense and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Management of the Company uses EBITDA as a performance measure in consolidating monthly internal financial statements and is presented for review at our board meetings. The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often brings significant cost of financing. EBITDA is not an item recognized by GAAP, and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by GAAP. The definition of EBITDA used here may not be comparable to that used by other companies.
(2) Assumes reserves were established by the Board of Directors based upon the Company's existing fleet at 12/31/03. This reserve is substantially less then the expected reserve for 2005 due to vessel values.
(3) Based on number of shares of Common Stock outstanding at the end of each quarter.
(4) Assumes the Company obtained any necessary waivers or consents with respect to its credit facility and amended or otherwise obtained relief from the terms of the indenture for its outstanding Senior Notes. Also assumes all debt amortization was refinanced.


                                Federal Tax Rule
                                ----------------

General Maritime believes that under current law, dividend payments from earnings and profits will constitute "qualified dividend income" and will be subject to a 15% United States federal income tax rate with respect to individual shareholders. Distributions in excess of the Company's earnings and profits will be treated first as a non-taxable return of capital, to the extent of a United States stockholder's tax basis in its common stock on a dollar-for-dollar basis, and thereafter as a capital gain. As an offshore Marshall Island Company there will be no withholding tax for U.S. or foreign investors.

Mr. Georgiopoulos concluded, "The initiation of this unique dividend policy is another milestone in the Company's history. General Maritime remains well positioned to take advantage of its sizeable fleet and benefit from both the current strong rate environment and positive long-term industry fundamentals.

                          Conference Call Announcement
                          ----------------------------

General Maritime Corporation will hold a conference call on Thursday, January 27, 2005 at 8:30 a.m. Eastern Time to discuss the initiation of its dividend policy. The conference call and a presentation will be simultaneously webcast and will be available on the Company's website, www.GeneralMaritimeCorp.com. To access the conference call, dial (800) 638-5439 for U.S. callers and (617) 614-3945 for non U.S. callers and enter passcode 67661087 or ask for the General Maritime Corporation conference call. A replay of the conference call can also be accessed until February 10, 2005 by dialing (888) 286-8010 for U.S. callers and (617) 801-6888 for
non-U.S. callers, and entering the passcode 53624714. The Company also intends to place additional materials relating to this policy on its website prior to the conference call.

                       About General Maritime Corporation
                       ----------------------------------

General Maritime Corporation is a provider of international seaborne crude oil transportation services principally within the Atlantic basin which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. The Company also currently operates tankers in other regions including the Black Sea and Far East. General Maritime Corporation currently owns and operates a fleet of 47 tankers - 26 Aframax, 17 Suezmax tankers and 4 Suezmax newbuilding contracts - making it the second largest mid-sized tanker company in the world, with a carrying capacity of approximately 5.9 million dwt.

                                Other Information
                                -----------------

The actual declaration of future cash dividends, and the establishment of record and payment dates, is subject to final determination by the Board of Directors each quarter after its review of the Company's financial performance. There can be no assurance that the Company's future dividends will in fact be equal or similar to the amounts described in this press release. The Company's dividend policy may be changed at any time, and from time to time by the Board of Directors. For further information, please see
Item 8.01 of the Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on the date hereof.

 "Safe Harbor" Statement Under the Private Securities Litigation Reform Act of
                                      1995
 -----------------------------------------------------------------------------

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations. Included among the factors that, in the Company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: changes in demand; a material decline or prolonged weakness in rates in the tanker market; changes in production of or demand for oil and petroleum products, generally or in particular regions; greater than anticipated levels of tanker newbuilding orders or lower than anticipated rates of tanker scrapping; changes in rules and regulations applicable to the tanker industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries; actions taken by regulatory authorities; changes in trading patterns significantly impacting overall tanker tonnage requirements; changes in the typical seasonal variations in tanker charter rates; changes in the cost of other modes of oil transportation; changes in oil transportation technology; increases in costs including without limitation: crew wages, insurance, provisions, repairs and maintenance; changes in general domestic and international political conditions; changes in the condition of the Company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, the Company's anticipated drydocking or maintenance and repair costs); consents by charterers and ship builders to assignments of contracts and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2003 and its subsequent reports on Form 10-Q and Form 8-K.